UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 2, 2008

Stratus Properties Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-19989	72-1211572
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

98 San Jacinto Blvd., Suite 220
Austin, Texas	78701
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (512) 478-5788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Effective May 1, 2008, Stratus Properties Inc. (“Stratus”) entered into a joint venture with Canyon-Johnson Urban Fund II, L.P. (“Canyon-Johnson”) with respect to the development of Block 21, a 36-story mixed-use development in downtown Austin, Texas, anchored by a W Hotel & Residences (the “Project”).  Prior to May 1, 2008, Stratus Block 21 Investments, L.P. (“Stratus Block 21”), a subsidiary of Stratus, was the sole member of the CJUF II Stratus Block 21 LLC (the “Company”).  Stratus Block 21’s initial capital contribution to the Company consisted of the 1.76 acre tract of land known as “Block 21” and the related property and development agreements.

In connection with the formation of the joint venture, Canyon-Johnson was admitted as a member of the Company, and Stratus Block 21 received a capital contribution credit of approximately $32.2 million.  Stratus Block 21 is the manager of the Company and has a 40 percent interest in the Company.  Canyon-Johnson has a 60 percent interest in the Company.  Canyon-Johnson contributed initial capital and will contribute additional capital until certain capital contribution requirements are met.  In the aggregate, Canyon-Johnson will contribute 60 percent of the Company’s required capital and Stratus Block 21 will contribute 40 percent of the Company’s required capital.  The maximum capital contributions shall not exceed $52.0 million for Stratus Block 21 and $73.7 million for Canyon-Johnson.

A Stratus subsidiary has been designated as the developer of Block 21 and will be paid a $6.0 million developer’s fee over the term of construction.

On May 2, 2008, the Company entered into a Construction Loan Agreement with Corus Bank, N.A., a national banking association, (the “Loan Agreement”) to finance the construction of the Project.  Pursuant to the Loan Agreement, the Company may borrow up to an aggregate of $165,000,000 to fund the construction, development and marketing costs of the Project.

The Loan Agreement contains customary financial covenants and other restrictions. Amounts borrowed under the Loan Agreement bear interest at an annual rate equal to the greater of (1) the sum of 3.5 percent per year plus the three month London Interbank Offered Rate quoted in the Money Rates section of The Wall Street Journal or (2) 6.5 percent.

Optional prepayments during the twelve months immediately following the execution of the Loan Agreement are not permitted.  From May 2, 2009 through November 2, 2010, optional prepayments of the loan are permitted, subject to a prepayment premium.  Optional prepayments made after November 2, 2010 are not subject to prepayment premiums. Repayments made from proceeds of the sale of residential condominiums or other components of the Project are permitted, beginning after the first year of the Loan, without prepayment penalty. Repayments under the Loan Agreement may be accelerated by the lenders upon the occurrence of customary events of default.  The Loan Agreement matures on September 2, 2011.  Certain obligations of the Company under the Loan Agreement are guaranteed by Stratus, including construction and completion of the Project, environmental indemnification and joint and several liability for the payment of $20,000,000 of the principal of the loan.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01, which is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

Stratus’ joint venture partner, Canyon-Johnson, issued a press release on behalf of the Company, dated May 7, 2008, announcing that the W Austin Hotel & Residences closed financing and officially began construction. (see Exhibit 99.1).

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

The Exhibit included as part of this Current Report is listed in the attached Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stratus Properties Inc.

By: /s/ John E. Baker
----------------------------------------
John E. Baker
Senior Vice President and
Chief Financial Officer
(authorized signatory and
Principal Financial Officer)

Date:  May 8, 2008

Stratus Properties Inc.
Exhibit Index

Exhibit
Number

99.1	Press Release dated as of May 7, 2008, titled “W Austin Hotel & Residences Closes Financing and Officially Begins Construction.”